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EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE 11/07/03	FOR MORE INFORMATION CONTACT: Investors: Mary Healy, 630-623-6429 Media: Anna Rozenich, 630-623-7316

McDONALD'S REPORTS RECORD OCTOBER SALES UP 18%
AND FURTHER STEPS IN REVITALIZATION PLAN

U.S. Comparable Sales Up 15%

Europe Comparable Sales Up 2%

        OAK BROOK, IL—McDonald's Corporation announced today that global Systemwide sales for Brand McDonald's increased 17.8% in October compared with October 2002. In constant currencies, this increase was 10.4%, while comparable sales for Brand McDonald's increased 8.4% for the month.

        Jim Cantalupo, McDonald's Chairman and Chief Executive Officer, said, "The U.S. continued to generate robust sales as customers find more reasons to make McDonald's a part of their day. October's 15.1% increase represents the highest monthly comparable sales improvement in more than 5 years. October sales continued to be strong across all parts of the day, reflecting the combined strength of our operating, menu and marketing initiatives. In addition, October sales were helped by the popularity of our Monopoly game promotion and Madame Alexander Happy Meal, along with a positive calendar effect.

        "In Europe, we achieved positive comparable sales of 2.1% in October, in part due to a positive calendar effect. All three major markets (France, Germany and the U.K.) posted positive comparable sales for the month. While we are encouraged by this improvement, we remain focused on building sustained comparable sales growth across Europe. Our revitalization plans include new menu items, everyday value offerings and operational improvements designed to reconnect with customers and enable us to achieve the segment's full potential.

        "When we embarked upon our revitalization plan earlier this year, we announced that in 2003 we would sharpen our focus and take the actions necessary to optimize the business. We've made progress toward this goal with October marking the first full month that our unprecedented 'i'm lovin' it™' campaign reached customers around the globe. This new brand positioning is bringing a new attitude and energy to life for our customers and crew. The management changes we announced earlier this week are another example of how we are making the best use of our talent and resources. During the fourth quarter, we will take additional actions to revitalize the business. These will include making decisions related to our Partner Brands and implementing the recently announced plans for revitalizing our business in Japan. These actions, along with the completion of annual impairment testing, will result in charges in the fourth quarter 2003.

        "Looking ahead, we will continue to work diligently to maintain the momentum in the U.S. and strengthen our business results around the world. Our focus remains on delivering an exceptional and relevant restaurant experience that is responsive to our customers' changing tastes and lifestyles."

Percent Inc/(Dec)	Comparable Sales*	Systemwide Sales*

Month ended October 31, 2003		As Reported	Constant Currency**

Brand McDonald's***	8.4	17.8	10.4
Major Segments:
U.S.	15.1	17.4	n/a
Europe	2.1	20.6	4.4
Asia/Pacific, Middle East & Africa	(0.3)	12.5	0.4

  *
  Systemwide sales represents sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Comparable sales represent the constant currency change in sales from the same period in the prior year for restaurants in operation at least thirteen months. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum payments. Comparable sales information is reviewed by management to assess business trends in the Brand McDonald's business.

  **
  Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, whose functional currency is the U.S. Dollar. Constant currency results are calculated by translating the current year results at prior year average exchange rates.

  ***
  Excludes Partner Brands

  n/a
  Not applicable

Related Communications

        McDonald's tentatively plans to release November monthly sales on December 8.

        More than 30,000 local McDonald's restaurants serve 47 million customers each day in more than 100 countries. Additional information about McDonald's is available at www.mcdonalds.com.

Forward-Looking Statements

        Certain forward-looking statements are included in this release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: effectiveness of operating initiatives; success in advertising and promotional efforts; changes in global and local business and economic conditions, including their impact on consumer confidence; fluctuations in currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets, including the effects of war and terrorist activities; competition, including pricing and marketing initiatives and new product offerings by the Company's competitors; consumer preferences or perceptions concerning the Company's product offerings; spending patterns and demographic trends; availability of qualified restaurant personnel; severe weather conditions; existence of positive or negative publicity regarding the Company or its industry generally; effects of legal claims; cost and deployment of capital; changes in future effective tax rates; changes in governmental regulations; and changes in applicable accounting policies and practices. The foregoing list of important factors is not all-inclusive.

        The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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McDONALD'S REPORTS RECORD OCTOBER SALES UP 18% AND FURTHER STEPS IN REVITALIZATION PLAN